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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 1-10652

                           CONVEST ENERGY CORPORATION
             (exact name of registrant as specified in its charter)

 2401 FOUNTAIN VIEW DRIVE, SUITE 700, HOUSTON, TEXAS 77057 - (713) 780-1952
             (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                COMMON STOCK
          (Title of each class of securities covered by this form)

                                    NONE
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)      [X]
    Rule 12g-4(a)(1)(ii)      [ ]               Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(2)(i)       [ ]               Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(ii)      [ ]               Rule 13h-3(b)(2)(ii)     [ ]
                                                Rule 15d-6               [ ]

  Approximate number of holders of record as of the certification or notice date: ONE

  Pursuant to the requirements of the Securities Exchange Act of 1934, CONVEST ENERGY CORPORATION has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

                                        CONVEST ENERGY CORPORATION

Date: October 22, 1997
                                        By: /S/ Michael Y. McGovern
                                           -----------------------------------
                                            MICHAEL Y. McGOVERN, Chairman
                                            and Chief Executive Officer